# SEC Schedule 13G/A (Amendment No. 1) — Beneficial ownership report by passive or exempt holders of more than 5% of a class (short form)

Issuer: Ethos Technologies Inc., CIK 0001788451
CUSIP: 29765A101
Title of class of securities: Class A Common Stock, $0.0001 par value
Address of issuer's principal executive offices: 90 New Montgomery Street, Suite 1500, San Francisco, California (CA), 94105
Date of event which requires filing of this statement: 09/30/2026
Filed pursuant to Rule 13d-1(d)
Filed by CIK 0001607841

## Reporting persons
- SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XV, L.P. ("STP XV"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 60,771; sole dispositive power 0; shared dispositive power 60,771; aggregate amount beneficially owned 60,771 (0.1% of the class)
  Comment: Includes 60,771 shares of Class A Common Stock issuable upon the conversion of an equivalent number of shares of Class B Common Stock beneficially owned by the Reporting Person.
  
  Based on a total of 41,983,603 shares of Class A Common Stock outstanding as of October 28, 2026, as reported in the Issuer's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2026.
- SEQUOIA CAPITAL U.S. GROWTH FUND VIII, L.P. ("SEQUOIA CAPITAL U.S. GROWTH FUND VIII"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 1,066,202; sole dispositive power 0; shared dispositive power 1,066,202; aggregate amount beneficially owned 1,066,202 (2.5% of the class)
  Comment: Includes 1,066,202 shares of Class A Common Stock issuable upon the conversion of an equivalent number of shares of Class B Common Stock beneficially owned by the Reporting Person.
  
  Based on a total of 41,983,603 shares of Class A Common Stock outstanding as of October 28, 2026, as reported in the Issuer's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2026.
- SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XV (Q), L.P. ("STPQ XV"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 168,999; sole dispositive power 0; shared dispositive power 168,999; aggregate amount beneficially owned 168,999 (0.4% of the class)
  Comment: Includes 168,999 shares of Class A Common Stock issuable upon the conversion of an equivalent number of shares of Class B Common Stock beneficially owned by the Reporting Person.
  
  Based on a total of 41,983,603 shares of Class A Common Stock outstanding as of October 28, 2026, as reported in the Issuer's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2026.
- SEQUOIA CAPITAL U.S. VENTURE FUND XV, L.P. ("SC XV"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 4,013,641; sole dispositive power 0; shared dispositive power 4,013,641; aggregate amount beneficially owned 4,013,641 (8.7% of the class)
  Comment: Includes 4,013,641 shares of Class A Common Stock issuable upon the conversion of an equivalent number of shares of Class B Common Stock beneficially owned by the Reporting Person.
  
  Based on a total of 41,983,603 shares of Class A Common Stock outstanding as of October 28, 2026, as reported in the Issuer's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2026.
- SEQUOIA CAPITAL U.S. VENTURE XV PRINCIPALS FUND, L.P. ("SC XV PF"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 619,142; sole dispositive power 0; shared dispositive power 619,142; aggregate amount beneficially owned 619,142 (1.5% of the class)
  Comment: Includes 619,142 shares of Class A Common Stock issuable upon the conversion of an equivalent number of shares of Class B Common Stock beneficially owned by the Reporting Person.
  
  Based on a total of 41,983,603 shares of Class A Common Stock outstanding as of October 28, 2026, as reported in the Issuer's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2026.
- SC U.S. VENTURE XV MANAGEMENT, L.P. ("SC U.S. VENTURE XV MANAGEMENT"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 4,862,553; sole dispositive power 0; shared dispositive power 4,862,553; aggregate amount beneficially owned 4,862,553 (10.4% of the class)
  Comment: Includes 4,862,553 shares of Class A Common Stock issuable upon the conversion of an equivalent number of shares of Class B Common Stock beneficially owned by the Reporting Person, of which 60,771 shares are directly owned by STP XV, 619,142 shares are directly owned by SC XV PF, 168,999 shares are directly owned by STPQ XV, and 4,013,641 shares are directly owned by SC XV. SC U.S. VENTURE XV MANAGEMENT is the general partner of STP XV, SC XV PF, STPQ XV, and SC XV.
  
  Based on a total of 41,983,603 shares of Class A Common Stock outstanding as of October 28, 2026, as reported in the Issuer's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2026.
- SC U.S. GROWTH VIII MANAGEMENT, L.P. ("SC U.S. GROWTH VIII MANAGEMENT"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 1,066,202; sole dispositive power 0; shared dispositive power 1,066,202; aggregate amount beneficially owned 1,066,202 (2.5% of the class)
  Comment: Includes 1,066,202 shares of Class A Common Stock issuable upon the conversion of an equivalent number of shares of Class B Common Stock beneficially owned by the Reporting Person, of which 1,066,202 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VIII. SC U.S. GROWTH VIII MANAGEMENT is the general partner of SEQUOIA CAPITAL U.S. GROWTH FUND VIII.
  
  Based on a total of 41,983,603 shares of Class A Common Stock outstanding as of October 28, 2026, as reported in the Issuer's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2026.
- SC US (TTGP), LTD. ("SC US (TTGP)"): type of reporting person: other (OO); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 5,928,755; sole dispositive power 0; shared dispositive power 5,928,755; aggregate amount beneficially owned 5,928,755 (12.4% of the class)
  Comment: Includes 5,928,755 shares of Class A Common Stock issuable upon the conversion of an equivalent number of shares of Class B Common Stock beneficially owned by the Reporting Person, of which 60,771 shares are directly owned by STP XV, 619,142 shares are directly owned by SC XV PF, 168,999 shares are directly owned by STPQ XV, 4,013,641 shares are directly owned by SC XV, and 1,066,202 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VIII. The general partner of STP XV, SC XV PF, STPQ XV, and SC XV is SC U.S. VENTURE XV MANAGEMENT. The general partner of SEQUOIA CAPITAL U.S. GROWTH FUND VIII is SC U.S. GROWTH VIII MANAGEMENT. The general partner of SC U.S. VENTURE XV MANAGEMENT and SC U.S. GROWTH VIII MANAGEMENT is SC US (TTGP).
  
  Based on a total of 41,983,603 shares of Class A Common Stock outstanding as of October 28, 2026, as reported in the Issuer's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2026.

## Item 1. Issuer
Name of issuer: Ethos Technologies Inc.
Address of issuer's principal executive offices: 90 New Montgomery Street, Suite 1500, San Francisco, CA 94105

## Item 2. Person Filing
Name of person filing:
SC US (TTGP), Ltd.
SC U.S. Venture XV Management, L.P.
Sequoia Capital U.S. Venture Fund XV, L.P.
Sequoia Capital U.S. Venture Partners Fund XV, L.P.
Sequoia Capital U.S. Venture XV Principals Fund, L.P.
Sequoia Capital U.S. Venture Partners Fund XV (Q), L.P.
SC U.S. Growth VIII Management, L.P.
Sequoia Capital U.S. Growth Fund VIII, L.P.

The general partner of STP XV, SC XV PF, STPQ XV, and SC XV is SC U.S. VENTURE XV MANAGEMENT. The general partner of SEQUOIA CAPITAL U.S. GROWTH FUND VIII is SC U.S. GROWTH VIII MANAGEMENT. The general partner of SC U.S. VENTURE XV MANAGEMENT and SC U.S. GROWTH VIII MANAGEMENT is SC US (TTGP).
Address of principal business office or, if none, residence: 2800 Sand Hill Road, Suite 101, Menlo Park, CA 94025
Citizenship: SC US (TTGP), Ltd., SC U.S. Venture XV Management, L.P., Sequoia Capital U.S. Venture Fund XV, L.P., Sequoia Capital U.S. Venture Partners Fund XV, L.P., Sequoia Capital U.S. Venture XV Principals Fund, L.P., Sequoia Capital U.S. Venture Partners Fund XV (Q), L.P., SC U.S. Growth VIII Management, L.P., and Sequoia Capital U.S. Growth Fund VIII, L.P. are each organized under the laws of the Cayman Islands.

## Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), type of person filing
Not applicable.

## Item 4. Ownership
Amount beneficially owned: 5,928,755 shares of Class A Common Stock issuable upon the conversion of an equivalent number of shares of Class B Common Stock beneficially owned by SC US (TTGP), of which 60,771 shares are directly owned by STP XV, 619,142 shares are directly owned by SC XV PF, 168,999 shares are directly owned by STPQ XV, 4,013,641 shares are directly owned by SC XV, and 1,066,202 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VIII. The general partner of STP XV, SC XV PF, STPQ XV, and SC XV is SC U.S. VENTURE XV MANAGEMENT. The general partner of SEQUOIA CAPITAL U.S. GROWTH FUND VIII is SC U.S. GROWTH VIII MANAGEMENT. The general partner of SC U.S. VENTURE XV MANAGEMENT and SC U.S. GROWTH VIII MANAGEMENT is SC US (TTGP).
Percent of class: 12.4%. Based on a total of 41,983,603 shares of Class A Common Stock outstanding as of October 28, 2026, as reported in the Issuer's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2026.
Sole power to vote or to direct the vote: 0
Shared power to vote or to direct the vote:
Sequoia Capital U.S. Venture Partners Fund XV, L.P.: 60,771
Sequoia Capital U.S. Growth Fund VIII, L.P.: 1,066,202
Sequoia Capital U.S. Venture Partners Fund XV (Q), L.P.: 168,999
Sequoia Capital U.S. Venture Fund XV, L.P.: 4,013,641
Sequoia Capital U.S. Venture XV Principals Fund, L.P.: 619,142
SC U.S. Venture XV Management, L.P.: 4,862,553 shares, of which 60,771 shares are directly owned by STP XV, 619,142 shares are directly owned by SC XV PF, 168,999 shares are directly owned by STPQ XV, and 4,013,641 shares are directly owned by SC XV. SC U.S. VENTURE XV MANAGEMENT is the general partner of STP XV, SC XV PF, STPQ XV, and SC XV.
SC U.S. Growth VIII Management, L.P.: 1,066,202 shares, of which 1,066,202 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VIII. SC U.S. GROWTH VIII MANAGEMENT is the general partner of SEQUOIA CAPITAL U.S. GROWTH FUND VIII.
SC US (TTGP), Ltd.: 5,928,755 shares, of which 60,771 shares are directly owned by STP XV, 619,142 shares are directly owned by SC XV PF, 168,999 shares are directly owned by STPQ XV, 4,013,641 shares are directly owned by SC XV, and 1,066,202 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VIII. The general partner of STP XV, SC XV PF, STPQ XV, and SC XV is SC U.S. VENTURE XV MANAGEMENT. The general partner of SEQUOIA CAPITAL U.S. GROWTH FUND VIII is SC U.S. GROWTH VIII MANAGEMENT. The general partner of SC U.S. VENTURE XV MANAGEMENT and SC U.S. GROWTH VIII MANAGEMENT is SC US (TTGP).
Sole power to dispose or to direct the disposition: 0
Shared power to dispose or to direct the disposition:
Sequoia Capital U.S. Venture Partners Fund XV, L.P.: 60,771
Sequoia Capital U.S. Growth Fund VIII, L.P.: 1,066,202
Sequoia Capital U.S. Venture Partners Fund XV (Q), L.P.: 168,999
Sequoia Capital U.S. Venture Fund XV, L.P.: 4,013,641
Sequoia Capital U.S. Venture XV Principals Fund, L.P.: 619,142
SC U.S. Venture XV Management, L.P.: 4,862,553 shares, of which 60,771 shares are directly owned by STP XV, 619,142 shares are directly owned by SC XV PF, 168,999 shares are directly owned by STPQ XV, and 4,013,641 shares are directly owned by SC XV. SC U.S. VENTURE XV MANAGEMENT is the general partner of STP XV, SC XV PF, STPQ XV, and SC XV.
SC U.S. Growth VIII Management, L.P.: 1,066,202 shares, of which 1,066,202 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VIII. SC U.S. GROWTH VIII MANAGEMENT is the general partner of SEQUOIA CAPITAL U.S. GROWTH FUND VIII.
SC US (TTGP), Ltd.: 5,928,755 shares, of which 60,771 shares are directly owned by STP XV, 619,142 shares are directly owned by SC XV PF, 168,999 shares are directly owned by STPQ XV, 4,013,641 shares are directly owned by SC XV, and 1,066,202 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VIII. The general partner of STP XV, SC XV PF, STPQ XV, and SC XV is SC U.S. VENTURE XV MANAGEMENT. The general partner of SEQUOIA CAPITAL U.S. GROWTH FUND VIII is SC U.S. GROWTH VIII MANAGEMENT. The general partner of SC U.S. VENTURE XV MANAGEMENT and SC U.S. GROWTH VIII MANAGEMENT is SC US (TTGP).

## Item 5. Ownership of 5 Percent or Less of a Class
Not applicable.

## Item 6. Ownership of More than 5 Percent on Behalf of Another Person
Not applicable.

## Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person
Not applicable.

## Item 8. Identification and Classification of Members of the Group
Not applicable.

## Item 9. Notice of Dissolution of Group
Not applicable.

## Item 10. Certifications
Not applicable.

## Signatures
- SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XV, L.P. ("STP XV"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (11/13/2026)
- SEQUOIA CAPITAL U.S. GROWTH FUND VIII, L.P. ("SEQUOIA CAPITAL U.S. GROWTH FUND VIII"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (11/13/2026)
- SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XV (Q), L.P. ("STPQ XV"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (11/13/2026)
- SEQUOIA CAPITAL U.S. VENTURE FUND XV, L.P. ("SC XV"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (11/13/2026)
- SEQUOIA CAPITAL U.S. VENTURE XV PRINCIPALS FUND, L.P. ("SC XV PF"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (11/13/2026)
- SC U.S. VENTURE XV MANAGEMENT, L.P. ("SC U.S. VENTURE XV MANAGEMENT"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (11/13/2026)
- SC U.S. GROWTH VIII MANAGEMENT, L.P. ("SC U.S. GROWTH VIII MANAGEMENT"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (11/13/2026)
- SC US (TTGP), LTD. ("SC US (TTGP)"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (11/13/2026)